Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Alan Oshiki

Broadgate Consultants, LLC

(212) 232-2354

aoshiki@broadgate.com

VWR INTERNATIONAL, INC. TO BE ACQUIRED BY MADISON DEARBORN PARTNERS

WEST CHESTER, PA, May 2, 2007 — VWR International, Inc., a portfolio company of Clayton, Dubilier & Rice, Inc. (CD&R) and a leader in the global laboratory supply industry, today announced that CDRV Investors, Inc., its parent company, has entered into a definitive agreement that will result in VWR being acquired by Madison Dearborn Partners (MDP).  The transaction is expected to be completed during the third quarter of 2007, subject to customary closing conditions.  Terms of the transaction were not disclosed.

This announcement follows a period of significant growth and profitability for VWR, driven by strategic initiatives designed to make VWR the supplier of choice in the $27 billion global laboratory supply industry.  With 2006 revenue of over $3.2 billion, VWR is the second largest distributor in the industry and has a global base of customers in pharmaceuticals, biotechnology, education and industry.

“This transaction is clear recognition of our achievements over the past three years,” said VWR President and Chief Executive Officer, John Ballbach.  “Together with the team from CD&R, we have put together a very talented management team, restructured our operations to more efficiently serve customers, made significant debt repayments and launched our business in Asia.  We are very appreciative of our employees’ efforts, as well as the loyalty of our customers, which have together made VWR the market leader it is today.  We look forward to continuing to execute our strategy together with Madison Dearborn Partners and to maintaining our position as a market leader.”

Madison Dearborn Partners is one of the most successful private equity investors in the U.S.  Since its formation in 1993, MDP funds have closed over 100 transactions in the U.S. and Europe.  Tim Sullivan, a Managing Director for MDP, said: “We believe VWR is the premier distributor to the global laboratory supply industry. The Company’s outstanding management team, superior distribution capabilities and excellent vendor and customer relationships are keys to its success.  We are excited about the Company’s leadership and opportunity for continued growth.”

Richard J. Schnall, a VWR director and partner at Clayton, Dubilier & Rice, which acquired VWR from Merck KGaA in April of 2004, said, “We are extremely proud of the management team and of the performance gains achieved by the business over the period of our ownership.  VWR is a great company and is positioned to continue to grow and prosper in the future.”

VWR announced on March 12, 2007 that it was exploring strategic options for the Company.

About VWR International, Inc.

VWR International is a leader in the global research laboratory industry with worldwide sales in excess of $3 billion US dollars. VWR’s business is highly diversified across products and services, geographic regions and customer segments. The Company offers products from a wide range of manufacturers, to a large number of customers primarily in North America, Europe and other locations. VWR’s principal customers are major pharmaceutical, biotechnology, chemical, technology, clinical, food processing and consumer product companies, universities and research institutes, governmental agencies, environmental testing organizations, and primary and secondary schools. VWR distributes a diversified product mix, including chemicals, glassware and plasticware, equipment and instruments, furniture, protective apparel, production and safety products, and other life science and laboratory products and supplies. VWR supports its customers by providing storeroom management, product procurement, supply chain systems integration, technical services and laboratory bench top delivery.

VWR maintains operations in over 20 countries and employs over 6,000 people worldwide. VWR International is headquartered in West Chester, Pennsylvania. VWR-G

For more information on VWR International, phone 1-800-932-5000, visit www.vwr.com, or write, VWR International, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380-0906.

VWR and design are registered trademarks of VWR International, Inc.

About Madison Dearborn Partners, LLC

Madison Dearborn Partners, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States.  MDP has more than $14 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006.  MDP focuses on management buyout transactions and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care. For more information, please visit the MDP website at www.mdcp.com.

About Clayton, Dubilier & Rice, Inc.

Clayton, Dubilier & Rice, Inc. (CD&R) is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses. Since its founding in 1978, CD&R has managed investments of over $8 billion in 39 U.S. and European subsidiaries or divisions of large multi-business corporations with revenues exceeding $40 billion, representing an aggregate transaction value of over $40 billion. CD&R led a group of investors in the purchase of The Hertz Corporation from Ford Motor Company in December 2005. The firm’s investments have also included Kinko’s, which was sold to FedEx in February 2004; Culligan International, leading global provider of water treatment product and services; and Scotts, a leader in do-it-yourself lawn and garden consumer products. CD&R is based in New York and London. For more information about CD&R, visit www.cdr-inc.com.

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon VWR International, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Item 1A. Risk Factors” and other risks described in our Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s other reports on file with the Securities and Exchange Commission. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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